Exhibit 99.24(b)9
July 1, 2019
Board of Directors
Thrivent Financial for Lutherans
625 Fourth Ave. S
Minneapolis, MN 55414
RE:	Thrivent Variable Annuity Account C 1940 Act File No. 811-5242 1933 Act File No. To be assigned CIK# 0000819085
Directors:
This opinion is furnished in connection with the filing of Post-Effective Amendment No. 46 to the registration statement on Form N-4 (“Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “1933 Act”) and the Investment Company Act of 1940. This initial registration statement is being filed by Thrivent Variable Annuity Account C (the “Variable Account”) with respect to individual variable annuity contracts (the “Contracts”) issued by Thrivent Financial for Lutherans (“Thrivent Financial”). The Variable Account was established on February 18, 1988.
I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.
I am of the following opinions:
1.	Thrivent Financial for Lutherans is a fraternal benefit society organized under the laws of the State of Wisconsin;
2.	The Variable Account is duly organized under the provisions for the Minnesota Insurance Code as a separate account under which income, gains, or losses, realized or unrealized, from assets allocated to the Variable Account, are credited or charged against the Variable account under the terms of the Contracts without regard to income, gains, or losses to Thrivent Financial;
3.	The assets held in the Variable Account equal the reserves and other liabilities under the Contracts and are not chargeable with liabilities arising out of any other business Thrivent Financial may conduct.
I hereby consent to the use of this opinion as an exhibit to the Initial Registration Statement.
Respectfully,
/s/ Cynthia K. Mueller
Cynthia K. Mueller
Senior Counsel